Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Minnesota Municipal Income Fund
811-22967

The Registrant incorporates by reference to this Sub-Item
77Q1(a) of Form N-SAR, a copy of the form of the Statement
Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares, considered to be an amendment to the Registrants Charter, a form of which was filed as Appendix A to the Confidential Information
Memorandum for 441 Shares Series 2017 of Nuveen
Minnesota Municipal Income Fund on Form DEF 14A filed on July 2, 2014 for Minnesota Municipal Income Portfolio
Inc., Accession No. 0001193125-14-259342.  These 441
shares are in connection with the merger of Minnesota
Municipal Income Portfolio Inc and First American
Minnesota Municipal Income Fund II, Inc. into the Nuveen
Minnesota Municipal Income Fund.